UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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JUNO THERAPEUTICS, INC.
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JUNO THERAPEUTICS, INC.
SUPPLEMENT TO NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

On April 24, 2017, Juno Therapeutics, Inc. ("Juno") filed with the Securities and Exchange Commission a definitive proxy statement (the "Proxy Statement") in connection with its 2017 Annual Meeting of Stockholders. The following supplemental information is being made available to Juno stockholders on May 25, 2017.

Appointment of Jay T. Flatley to Board of Directors

Effective May 22, 2017, the Board of Directors (the "Board") of Juno, upon recommendation from the nominating and governance committee of the Board, appointed Jay T. Flatley as a Class I director to fill a vacancy on the Board that was created by an increase in the authorized number of directors on the Board to 10. The Board also appointed Mr. Flatley to the audit committee of the Board, replacing Robert T. Nelsen on that committee.

Mr. Flatley, age 64, has served since July 2016 as Executive Chairman of Illumina, Inc., a global leader in DNA sequencing and array-based technologies, where he has been on the board of directors since October 1999. Mr. Flatley also served as Illumina's chief executive officer from December 2013 to July 2016 and as Illumina's president and chief executive officer from October 1999 through December 2013. Mr. Flatley also serves on the board of directors of Coherent, Inc. Mr. Flatley received a B.A. in economics from Claremont McKenna College and a B.S. and M.S. in industrial engineering from Stanford University. Juno's Board believes that Mr. Flatley's experience building a highly successful and innovative healthcare company at Illumina, where he oversaw the growth of annual revenue from just over $1 million to more than $2 billion and the growth of the organization from 20 employees to over 5,000, makes him an appropriate member for the Board.

The Board has determined that Mr. Flatley has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that he is "independent" as that term is defined under the rules of The Nasdaq Stock Market LLC ("NASDAQ"). The Board also determined that Mr. Flatley satisfies the independence standards for audit committee membership as established by applicable Securities and Exchange Commission and NASDAQ rules.

Neither Mr. Flatley nor any of his immediate family members has any direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Flatley and Juno have entered into Juno's standard director indemnification agreement, the form of which was filed with the Securities and Exchange Commission on November 17, 2014 as Exhibit 10.18 to Juno's registration statement on Form S-1. Mr. Flatley will also receive compensation for his Board service pursuant to Juno’s Non-Employee Director Compensation Policy.